Exhibit 99.6

Consent of Barclays Capital Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated February 3, 2015, to the Board of Directors of Entropic Communications, Inc. ( “Entropic”), as Annex C to the joint proxy statement/prospectus that forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of MaxLinear, Inc. (“MaxLinear”) (the “Registration Statement”), relating to the proposed acquisition of Entropic by MaxLinear and (ii) to the description of such opinion and to the references in the Registration Statement to such opinion and our firm under the headings “SUMMARY—Opinion of Entropic’s Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—Entropic’s Board of Directors’ Recommendation and Reasons for the Merger,” “THE MERGER—Opinion of Entropic’s Financial Advisor,” and “THE MERGER—Certain Unaudited Prospective Financial Information Reviewed by Entropic’s Board of Directors and Entropic’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays

BARCLAYS CAPITAL INC.

March 25, 2015